i EXHIBIT 10.62

Tri-S Security Corporation

November 30, 2004

Mr. Charles Keathley
9017 Valley View Drive
Huntsville, Alabama 35801

Mr. Robert Luther
2115 Buckingham Drive
Huntsville, Alabama 35803

Gentlemen:

        This letter ("Letter Agreement"), when countersigned by each of you, will set forth the agreement among Tri-S Security Corporation (the "Company") and each of you regarding the subject matter set forth herein. Reference is made to that certain (i) Agreement Regarding Notes and Preferred Shares dated as of September 29, 2004 among the Company, Charles Keathley, Robert Luther, Harold Bright and John Wilson, as amended by that certain Letter Agreement dated October 6, 2004 among the Company and Messrs. Keathley and Luther (the "Original Agreement"); (ii) Amended and Restated Promissory Note dated September 29, 2004 made by the Company in favor of Mr. Keathley in principal amount of $2,983,750.00 (the "Keathley Note"); (iii) Amended and Restated Promissory Note dated September 29, 2004 made by the Company in favor of Mr. Luther in principal amount of $1,462,450.00 (the "Keathley Note"); and (iv) Amended and Restated Promissory Note dated September 29, 2004 made by the Company in favor Mr. Keathley, both individually and as agent for Messrs. Luther, Bright and Wilson, in principal amount of $706,507.00 (the "Joint Note"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

        Mr. Keathley and the Company hereby amend Section 1.02 of the Keathley Note by deleting Section 1.02 in its entirety and replacing it with the following: "1.02 Maker shall pay the obligation hereunder by tendering a single payment no later than February 15, 2005 of the full amount of principal due hereunder and all interest at the rate set forth above accrued thereon since February 24, 2004."

        Mr. Luther and the Company hereby amend Section 1.02 of the Luther Note by deleting Section 1.02 in its entirety and replacing it with the following: "1.02 Maker shall pay the obligation hereunder by tendering a single payment no later than February 15, 2005 of the full amount of principal due hereunder and all interest at the rate set forth above accrued thereon since February 24, 2004."

        Messrs. Keathley and Luther hereby agree to forbear from exercising any and all rights and remedies they have under, or in connection with, the Joint Note with respect to the principal and interest they are each individually entitled to receive thereunder until February 16, 2005; provided, however, that it is agreed and understood by Messrs. Keathley and Luther and the Company that this agreement to forbear is made by Messrs. Keathley and Luther individually and not as agent for any other party. Messrs. Keathley and Luther also hereby agree to amend the Joint Note to extend the maturity date thereof until February 15, 2005, provided Messrs. Bright and Wilson also agree to such amendment.

        Messrs. Keathley and Luther and the Company hereby amend the last clause of Section 3 of the Original Agreement by deleting such clause in its entirety and replacing it with the following: "each Note Holder agrees not to exercise any rights or remedies such holder may have under the Security Agreement to which such holder is a party prior to February 16, 2005."

        Messrs. Keathley and Luther and the Company hereby amend the last sentence of Section 5 of the Original Agreement by deleting such sentence in its entirety and replacing it with the following: "If the Initial Public Offering is not consummated by February 15, 2005, the Company shall pay such dividends on such date."

        In consideration of the foregoing, the Company shall pay no later than December 15, 2004 (i) $42,187.50 to Mr. Keathley and (ii) $20,312.50 to Mr. Luther, which amounts shall be applied to the Company's payment obligations under the Keathley Note and the Luther Note, respectively, if the Initial Public Offering is completed on or before February 15, 2005. The Company also shall pay no later than December 15, 2004 (a) $2,000.00 to Mr. Keathley and $2,000.00 to Mr. Luther for legal fees incurred by them in connection with the negotiation, preparation and execution of the Original Agreement; and (b) $5,000.00 to legal counsel for Messrs. Keathley and Luther for legal fees incurred by them in connection with the negotiation, preparation and execution of this Letter Agreement.

        Notwithstanding anything herein to the contrary, if the payments set forth in the paragraph above are not made by the Company in accordance with the terms of this Letter Agreement, then this Letter Agreement shall be null, void and of no effect, and the parties hereto shall have the rights and remedies set forth in the Original Agreement, the Keathley Note, the Luther Note and the Joint Note, as applicable, pursuant to their terms as in effect immediately prior to the date hereof.

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        If the foregoing accurately reflects our agreement, we would appreciate you executing and dating this Letter Agreement in the space below and returning a copy to us by facsimile to (770) 753-9738.

Very truly yours,
TRI-S SECURITY CORPORATION
	By:	/s/ RONALD G. FARRELL Printed Name: Ronald G. Farrell Title: President and Chief Executive Officer
Agreed and Accepted:
/s/ ROBERT LUTHER ROBERT LUTHER
/s/ CHARLES KEATHLEY CHARLES KEATHLEY